Exhibit 10.31

CONTRACT TO ACCEPT DEED IN PAYMENT OF MORTGAGE DEBT

THIS AGREEMENT, made and entered in this 21st day of October 2010, by and between YTB INTERNATIONAL, INC. and PRESTIGE MANAGEMENT SERVICES, LLC.

WITNESSETH: YTB INTERNATIONAL, INC. is now the owner of the mortgage indebtedness secured by a mortgage executed by Prestige Management Services, LLC to YTB International, Inc., dated December 16, 2008 and recorded December 17, 2008, in the Recorder's Office of Madison County, Illinois, as Document No. 2008R56498, conveying the following described real estate, namely: SEE ATTACHED EXHIBIT FOR LEGAL DESCRIPTION together with all buildings thereon situated and the appurtenances thereunto belonging and appertaining.

Said indebtedness is evidenced by a Promissory Note dated December 16, 2008, which is now held and owned by YTB International, Inc. and described in and secured by said mortgage aggregating the principal sum of One Million Two Hundred Thousand and 00/100 Dollars ($1,200,000.00) bearing interest at the rate of eight percent (8%) per annum, until maturity and thereafter at ten percent (10%) per annum, all of which became due and payable and now remain unpaid.

Prestige Management Services, LLC desires to procure a cancellation and extinguishment of said mortgage indebtedness, and desires and has proposed to convey the above described real estate and all of its right, title and interest therein to YTB International, Inc., in payment and satisfaction of said mortgage indebtedness, and YTB International, Inc. is willing to accept and has accepted said proposition so made by Prestige Management Services, LLC.

Prestige Management Services, LLC has therefore, contemporaneously herewith and in consideration hereof, conveyed said real estate to YTB International, Inc. by its Special Warranty

Deed bearing even date herewith and by it delivered to YTB International, Inc. contemporaneously with the execution of this agreement, and has, by said deed, vested in YTB International, Inc. the full and absolute fee simple title to said real estate and full and absolute ownership thereof. NOW, THEREFORE, YTB International, Inc. has agreed to accept, and does accept, said conveyances in full payment, satisfaction and discharge of said mortgage indebtedness and all unpaid interest thereon, and it is hereby agreed by and between the parties hereto, in consideration of said conveyance, that all of said mortgage indebtedness and interest thereon secured by said mortgage has been and is hereby cancelled, satisfied and extinguished, and that all persons liable thereon are hereby released and discharged from said indebtedness, and that the said note so evidencing said indebtedness and all unpaid interest thereon, be, and the same are hereby, cancelled.

All promises, undertakings and agreements of the parties hereto in respect to or relating to the subject matter of this agreement are expressed and embodied herein.

IN WITNESS WHEREOF, the representatives of the parties hereto have set their hands and seals the day and year first above written.

YTB International, Inc. Prestige Management Services, LLC

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